Exhibit 99.1

FOR IMMEDIATE RELEASE

BROWN-FORMAN REPORTS STRONG FIRST HALF RESULTS AND RAISES FULL YEAR OUTLOOK

Louisville, KY, December 5, 2012 – Brown-Forman Corporation (NYSE:BFA, BFB) today reported financial results for its second quarter and the first half of fiscal 2013 ended October 31, 2012.  Reported net sales were flat1 in the quarter at $1,013 million, and increased 6% on an underlying basis2.  As expected, reported net sales growth in the quarter was negatively impacted from the giveback associated with first quarter trade buy-ins in advance of price increases, as well as the impact from foreign exchange and the absence of Hopland-based wines.  Reported operating income in the quarter increased 7% to $262 million, up 9% on an underlying basis.  Diluted earnings per share for the second quarter increased 11% to $0.80 compared to $0.73 in the prior year period.  For the first six months of the year, underlying sales increased 8%, underlying operating income increased 12% (+2% and +12%, respectively on a reported basis), and diluted earnings per share increased 18% to $1.49.

Paul Varga, the company’s chief executive officer said, “Our brands continue to deliver strong and balanced underlying growth in an uncertain global environment.  We are pleased with the balance in both geographic and portfolio mix, as well as the fact that our gross margin expansion has benefited from volume gains, higher prices and lower costs.”

Year-to-Date 2013 Highlights

•	Underlying net sales increased 8%, driven by broad-based geographic gains and brand performance, with constant currency net sales3 up 9%:
o	Jack Daniel’s family of brands grew net sales 9%
o	The company’s super and ultra-premium whiskey brands grew net sales 21%
o	Herradura grew net sales 22%
o	Finlandia’s family of brands grew net sales 9%
•	Underlying operating income increased 12%, driven by revenue growth, gross margin expansion, and operating expense leverage.

Year-to-Date 2013 Performance

Brown-Forman’s brand portfolio enjoyed broad-based gains with the majority of the company’s brands delivering solid net sales growth on a year-to-date basis.  The company has been focused on driving better balanced revenue contribution by brand and increasing the contribution from price/mix, and recent results suggest that these efforts are working.  While the Jack Daniel’s trademark continues to grow in the high single digits, the company’s other brands experienced improving trends, delivering 6% growth compared to 3% in the same period last year.  The company’s revenue growth was also better balanced, with price/mix up over two points, helping drive year-to-date gross margin expansion of 260 basis points.  Gross margins also benefited from the absence of Hopland-based wines and a reduction in costs associated with lower use of value-added packaging.

The 9% net sales growth for the Jack Daniel’s family of brands was driven by a combination of solid volume gains across the family of brands, as well as price increases taken earlier this calendar year.  Jack Daniel’s Tennessee Honey grew global net sales by over 50% through the focused rollout outside of the U.S. as well as continued growth in the U.S.

Brown-Forman’s portfolio of super and ultra-premium whiskey brands, including Gentleman Jack, Woodford Reserve, Jack Daniel’s Single Barrel, and Collingwood, grew net sales 21% year to date.

Finlandia’s 9% net sales growth was driven by Russia, as premiumization trends remained robust.  Russia benefited from price increases as well as enhanced distribution through the route to market changes the company implemented two years ago.

El Jimador’s net sales were up 5% and Herradura grew net sales 22%, driven by solid performance in the U.S. where the brands grew share.  These brands benefitted from increased velocity in both the on-premise and off-premise.  The company continued to invest behind these brands and believes demographic changes in the U.S. are likely to drive sustainable category outperformance in the coming years.

Southern Comfort’s family of brands improved in the U.S. for the second quarter in a row with year-to-date net sales up 2%.  Global results for the family of brands were down 5% for the first half, driven by softness in the U.K. and Australia. The company is in the process of expanding the brand’s new consumer engagement plan to other parts of the world and believes that the new campaign will help return the brand to net sales growth.

In the first half, Sonoma-Cutrer grew net sales 18% and Korbel’s net sales increased 13% as U.S. demand remained robust and on-premise trends continued to improve.

In addition to experiencing balanced growth across the portfolio of brands, net sales were also well balanced geographically, with year-to-date underlying net sales growth of 8% both in the U.S. as well as outside of the U.S.

Underlying sales growth was driven by continued expansion into the emerging markets, which contributed over 40% of incremental growth year to date.  Growth rates were particularly strong in Russia, Brazil, Turkey, Mexico and Poland.

In the U.S., the company delivered strong results against the backdrop of an improving environment for spirits, contributing 40% of the company’s underlying sales growth year to date.  The company’s premium brand portfolio has benefitted from consumers trading-up, as well as strong demand for North American whiskies.

In Europe, Germany, Belgium, the Netherlands and Austria enjoyed double-digit growth while results in countries such as Spain and Italy were impacted by weak economic conditions.  Net sales in Western Europe, including the U.K. and France, were down low-single digits as market share gains were offset by deteriorating economic conditions and the impact from recent price and excise tax increases.  The company expects the broader business environment in Western Europe to remain challenging.  Net sales in Australia grew 7%, driven by continued strength in Jack Daniel’s Tennessee Whiskey and the launch of Jack Daniel’s Tennessee Honey.

The company’s Travel/Retail channel delivered 9% net sales growth, driven by successful innovation, new product launches, and price increases.

Dividends and Other

On November 15, 2012, Brown-Forman declared a regular quarterly cash dividend of $0.255 per share on Class A and Class B common stock, a 9.3% increase over the prior dividend and the 29th consecutive year that Brown-Forman has increased its dividend.  The cash dividend is payable on December 26, 2012 to stockholders of record on December 5, 2012.

On November 27, 2012, the company also announced an additional special cash dividend of $4.00 per share on Class A and Class B common stock.  This special cash dividend is payable on December 27, 2012 to stockholders of record on December 12, 2012.  Given the uncertainty surrounding the renewal of the current dividend tax rates which expire on December 31, 2012, the company chose to make each of these payments in calendar 2012.

Varga continued, “Strong and consistent growth in earnings and cash flow have allowed us to increase our dividend for 29 years in a row, as well as declare our recently announced special dividend.  We believe that our business is well-positioned to continue generating strong and growing cash flows that can be reinvested in our future growth as well as returned to shareholders.”

Fiscal Year 2013 Outlook

At this stage in the fiscal year, the company is raising its fiscal 2013 earnings outlook to $2.58 to $2.70 from $2.40 to $2.67.  While there continues to be uncertainty in the global economy going into the important holiday selling season, the company continues to expect high single-digit growth in underlying sales and has increased its expectations for operating income growth to low double digits.  Leverage to the operating income line is expected to come primarily from gross margin expansion, although rates of improvement will moderate in the back half of the year.

Brown-Forman will host a conference call to discuss the results at 10:00 a.m. (EDT) this morning.  All interested parties in the U.S. are invited to join the conference call by dialing 888-624-9285 and asking for the Brown-Forman call.  International callers should dial 706-679-3410.  The company suggests that participants dial in approximately ten minutes in advance of the 10:00 a.m. start of the conference call.

A live audio broadcast of the conference call will also be available via Brown-Forman’s Internet website, http://www.brown-forman.com/, through a link to "Investor Relations."   For those unable to participate in the live call, a replay will be available by calling 855-859-2056 (U.S.) or 404-537-3406 (international).  The identification code is 18180528.  A digital audio recording of the conference call will also be available on the website approximately one hour after the conclusion of the conference call.  The replay will be available for at least 30 days following the conference call.

For more than 140 years, Brown-Forman Corporation has enriched the experience of life by responsibly building fine quality beverage alcohol brands, including Jack Daniel’s Tennessee Whiskey, Southern Comfort, Finlandia, Jack Daniel’s & Cola, Canadian Mist, Korbel, Gentleman Jack, el Jimador, Herradura, Sonoma-Cutrer, Chambord, New Mix, Tuaca, and Woodford Reserve.  Brown-Forman’s brands are supported by nearly 4,000 employees and sold in approximately 160 countries worldwide.  For more information about the company, please visit http://www.brown-forman.com/.

Footnotes:
1 Percentage growth rates are compared to prior year periods, unless otherwise noted
2 Underlying change represents the percentage increase or decrease in reported financial results in accordance with generally accepted accounting principles (GAAP) in the United States, adjusted for certain items.  A reconciliation from reported to underlying net sales, gross profit, advertising expense, SG&A, and operating income (non-GAAP measures) increases or decreases for the three-month and six-month periods ended October 31, 2012, and the reasons why management believes these adjustments to be useful to the reader, are included in Schedule A and the note to this press release.
3 Net sales references are on a constant currency basis, unless otherwise noted.  Constant currency represents reported net sales with the cost/benefit of currency movements removed.  Management uses the measure to understand the growth of the business on a constant dollar basis, as fluctuations in exchange rates can distort the underlying growth of the business both positively and negatively.

Important Information on Forward-Looking Statements:

This report contains statements, estimates, and projections that are "forward-looking statements" as defined under U.S. federal securities laws. Words such as “aim,” “anticipate,” “aspire,” “believe,” “envision,” “estimate,” “expect,” “expectation,” “intend,” “may,” “plan,” “potential,” “project,” “pursue,” “see,” “will,” “will continue,” and similar words identify forward-looking statements, which speak only as of the date we make them. Except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.  By their nature, forward-looking statements involve risks, uncertainties and other factors (many beyond our control) that could cause our actual results to differ materially from our historical experience or from our current expectations or projections. These risks and other factors include, but are not limited to:
•
declining or depressed global or regional economic conditions, particularly in the Euro zone; political, financial, or credit or capital market instability; supplier, customer or consumer credit or other financial problems; bank failures or governmental debt defaults

•
failure to develop or implement effective business, portfolio and brand strategies, including the increased U.S. penetration and international expansion of Jack Daniel’s Tennessee Honey, innovation, marketing and promotional activity, and route-to-consumer

•	unfavorable trade or consumer reaction to our new products, product line extensions, price changes, marketing, or changes in formulation, flavor or packaging
•	inventory fluctuations in our products by distributors, wholesalers, or retailers
•
competitors’ consolidation or other competitive activities such as pricing actions (including price reductions, promotions, discounting, couponing or free goods), marketing, category expansion, product introductions, entry or expansion in our geographic markets

•
declines in consumer confidence or spending, whether related to the economy (such as austerity measures, tax increases, high fuel costs, or higher unemployment), wars, natural or other disasters, weather, pandemics, security concerns, terrorist attacks or other factors

•
changes in tax rates (including excise, sales, VAT, tariffs, duties, corporate, individual income, dividends, capital gains) or in related reserves, changes in tax rules (e.g., LIFO, foreign income deferral, U.S. manufacturing and other deductions) or accounting standards, and the unpredictability and suddenness with which they can occur

•
governmental or other restrictions on our ability to produce, import, sell, price, or market our products, including advertising and promotion in either traditional or new media; regulatory compliance costs

•	business disruption, decline or costs related to organizational changes, reductions in workforce or other cost-cutting measures
•	lower returns or discount rates related to pension assets, interest rate fluctuations, inflation or deflation
•	fluctuations in the U.S. dollar against foreign currencies, especially the euro, British pound, Australian dollar, Polish zloty or Mexican peso
•
changes in consumer behavior or preferences and our ability to anticipate and respond to them, including societal attitudes or cultural trends that result in reduced consumption of our products; reduction of bar, restaurant, hotel or other on-premise business or travel

•	consumer shifts away from brown spirits, premium-priced spirits, or spirits products generally; shifts to discount store purchases or other price-sensitive consumer behavior
•
distribution and other route-to-consumer decisions or changes that affect the timing of our sales, temporarily disrupt the marketing or sale of our products, or result in implementation-related or higher fixed costs

•
effects of acquisitions, dispositions, joint ventures, business partnerships or investments, or their termination, including acquisition, integration or termination costs, disruption or other difficulties, or impairment in the recorded value of assets (e.g. receivables, inventory, fixed assets, goodwill, trademarks and other intangibles)

•
lower profits, due to factors such as fewer or less profitable used barrel sales, lower production volumes, decreased demand or inability to meet consumer demand for products we sell, sales mix shift toward lower priced or lower margin SKUs, or cost increases in energy or raw materials, such as grain, agave, wood, glass, plastic, or closures

•
natural disasters, climate change, agricultural uncertainties, environmental or other catastrophes, or other factors that affect the availability, price, or quality of agave, grain, glass, energy, closures, plastic, water, or wood, or that cause supply chain disruption or disruption at our production facilities or aging warehouses

•	negative publicity related to our company, brands, marketing, personnel, operations, business performance or prospects
•	product counterfeiting, tampering, contamination, or recalls and resulting negative effects on our sales, brand equity, or corporate reputation
•
significant costs or other adverse developments stemming from class action, intellectual property, governmental, or other major litigation; or governmental investigations of beverage alcohol industry business, trade, or marketing practices by us, our importers, distributors, or retailers

For further information regarding these risks, please refer to the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our annual report on Form 10-K and quarterly reports on Form 10-Q filed with the SEC.

Brown-Forman Corporation
Unaudited Consolidated Statements of Operations
For the Three Months Ended October 31, 2011 and 2012
(Dollars in millions, except per share amounts)

	2011	2012	Change

Net sales	$1,013.7	$1,013.8	0%
Excise taxes	232.6	237.1	2%
Cost of sales	279.2	252.2	(10%)
Gross profit	501.9	524.5	4%
Advertising expenses	106.7	106.6	0%
Selling, general, and administrative expenses	146.8	159.1	8%
Amortization expense	1.3	--
Other expense (income), net	0.8	(3.5)
Operating income	246.3	262.3	7%
Interest expense, net	7.1	4.8
Income before income taxes	239.2	257.5	8%
Income taxes	81.6	84.5
Net income	$157.6	$173.0	10%

Earnings per share:
Basic	$0.73	$0.81	11%
Diluted	$0.73	$0.80	11%

Gross margin	49.5%	51.7%
Operating margin	24.3%	25.9%

Effective tax rate	34.1%	32.8%

Cash dividends paid per common share	$0.213	$0.233

Shares (in thousands) used in the
calculation of earnings per share
Basic	214,813	213,276
Diluted	216,276	214,891

Note:  All previously reported share and per share amounts have been restated to reflect the 3-for-2 stock split effected in August 2012.

Brown-Forman Corporation
Unaudited Consolidated Statements of Operations
For the Six Months Ended October 31, 2011 and 2012
(Dollars in millions, except per share amounts)

	2011	2012	Change

Net sales	$1,854.0	$1,891.9	2%
Excise taxes	435.1	449.4	3%
Cost of sales	496.7	453.9	(9%)
Gross profit	922.2	988.6	7%
Advertising expenses	197.5	198.7	1%
Selling, general, and administrative expenses	285.9	307.6	8%
Amortization expense	2.5	--
Other expense (income), net	4.1	(1.7)
Operating income	432.2	484.0	12%
Interest expense, net	14.2	9.4
Income before income taxes	418.0	474.6	14%
Income taxes	142.4	154.1
Net income	$275.6	$320.5	16%

Earnings per share:
Basic	$1.28	$1.50	18%
Diluted	$1.27	$1.49	18%

Gross margin	49.7%	52.3%
Operating margin	23.3%	25.6%

Effective tax rate	34.1%	32.5%

Cash dividends paid per common share	$0.427	$0.467

Shares (in thousands) used in the
calculation of earnings per share
Basic	215,868	213,220
Diluted	217,379	214,843

Note:  All previously reported share and per share amounts have been restated to reflect the 3-for-2 stock split effected in August 2012.

Brown-Forman Corporation
Unaudited Condensed Consolidated Balance Sheets
 (Dollars in millions)

	April 30,	October 31,
	2012	2012
Assets:
Cash and cash equivalents	$ 338.3	$ 368.5
Accounts receivable, net	475.3	681.5
Inventories	712.1	797.5
Other current assets	223.6	207.5
Total current assets	1,749.3	2,055.0

Property, plant, and equipment, net	398.7	415.9
Goodwill	617.2	615.8
Other intangible assets	668.3	667.6
Other assets	43.9	49.6
Total assets	$3,477.4	$3,803.9

Liabilities:
Accounts payable and accrued expenses	$ 385.7	$ 480.7
Other current liabilities	17.7	25.2
Total current liabilities	403.4	505.9

Long-term debt	502.8	501.4
Deferred income taxes	157.9	185.2
Accrued postretirement benefits	278.1	243.1
Other liabilities	65.8	63.5
Total liabilities	1,408.0	1,499.1

Stockholders’ equity	2,069.4	2,304.8

Total liabilities and stockholders’ equity	$3,477.4	$3,803.9

Brown-Forman Corporation
Unaudited Condensed Consolidated Statements of Cash Flows
For the Six Months Ended October 31, 2011 and 2012
(Dollars in millions)

	2011	2012

Cash provided by operating activities	$155.5	$164.7

Cash flows from investing activities:
Additions to property, plant, and equipment	(18.8)	(38.7)
Acquisitions of brand names and trademarks	(7.2)	--
Other	(0.7)	(0.3)
Cash used for investing activities	(26.7)	(39.0)

Cash flows from financing activities:
Net issuance of debt	1.1	2.4
Acquisition of treasury stock	(216.1)	--
Dividends paid	(92.4)	(99.5)
Other	2.8	2.5
Cash used for financing activities	(304.6)	(94.6)

Effect of exchange rate changes
on cash and cash equivalents	(11.2)	(0.9)

Net (decrease) increase in cash and cash equivalents	(187.0)	30.2

Cash and cash equivalents, beginning of period	567.1	338.3

Cash and cash equivalents, end of period	$380.1	$368.5

Schedule A

Brown-Forman Corporation
Supplemental Information (Unaudited)

	Three Months Ended	Six Months Ended	Fiscal Year Ended
	Oct 31, 2012	Oct 31, 2012	April 30, 2012

Reported change in net sales	0%	2%	6%
Impact of Hopland-based wine business sale	3%	4%	2%
Estimated net change in distributor inventories	2%	(1%)	1%
Impact of foreign currencies	1%	3%	-

Underlying change in net sales	6%	8%	9%

Reported change in gross profit	4%	7%	4%
Estimated net change in distributor inventories	3%	(1%)	-
Impact of Hopland-based wine business sale	1%	1%	3%
Impact of foreign currencies	-	3%	1%

Underlying change in gross profit	8%	10%	8%

Reported change in advertising	0%	1%	8%
Impact of Hopland-based wine business sale	2%	2%	1%
Impact of foreign currencies	2%	3%	-

Underlying change in advertising	4%	6%	9%

Reported change in SG&A	8%	8%	6%
Impact of foreign currencies	1%	2%	1%
Dispute settlement	-	-	(1%)

Underlying change in SG&A	9%	10%	6%

Reported change in operating income	7%	12%	(8%)
Estimated net change in distributor inventories	6%	(2%)	3%
Impact of Hopland-based wine business sale	1%	1%	12%
Impact of foreign currencies	(5%)	1%	1%
Dispute settlement	-	-	1%

Underlying change in operating income	9%	12%	9%

Notes:
Foreign currencies – Refers to net gains and losses incurred by the company relating to sales and purchases in currencies other than the U.S. Dollar.  Brown-Forman uses the measure to understand the growth of the business on a constant dollar basis as fluctuations in exchange rates can distort the underlying growth of the business (both positively and negatively).  To neutralize the effect of foreign exchange fluctuations, the company has translated current year results at prior year rates.  While Brown-Forman recognizes that foreign exchange volatility is a reality for a global company, it routinely reviews its performance on a constant dollar basis.  The company believes this allows management and investors to understand Brown-Forman’s growth trends.

Hopland-based wine business sale – Refers to the company’s April 2011 sale of its Hopland, California-based wine business to Viña Concha y Toro S.A., whose brands were retained in the company’s portfolio as agency brands through December 31, 2011. This agency relationships resulted in fiscal 2012 reported net sales of $79 million and $0.03 per diluted share.   Included in this sale were the Fetzer winery, bottling facility, and vineyards, as well as the Fetzer brand and other Hopland, California-based wines, including Bonterra, Little Black Dress, Jekel, Five Rivers, Bel Arbor, Coldwater Creek, and Sanctuary. Also included in the sale was a facility in Paso Robles, California.

Estimated net change in distributor inventories – Refers to the estimated financial impact of changes in distributor inventories for the company’s brands.  Brown-Forman computes this effect using estimated depletion trends and separately identifying trade inventory changes in the variance analysis for key measures.  Based on the estimated depletions and the fluctuations in distributor inventory levels, the company then adjusts the percentage variances from prior to current periods for our key measures.  Brown-Forman believes it is important to make this adjustment in order for management and investors to understand the results of the business without distortions that can arise from varying levels of distributor inventories.

Dispute settlement – Refers to the favorable resolution of a dispute in an international market relating to the importation of our products.  Management believes that excluding this benefit provides helpful information in forecasting and planning the growth expectations of the company.

The company cautions that non-GAAP measures should be considered in addition to, but not as a substitute for, the company’s reported GAAP results.

Schedule B
Brown-Forman Corporation
Supplemental Information (Unaudited)
Six Months Ended October 31, 2012

	% Change vs. YTD FY12
	Depletions1		Net Sales2
Brand	9-Liter	Equivalent Conversion	Reported	Constant Currency
Jack Daniel’s Family	6%	6%	6%	9%
Jack Daniel’s Family of Whiskey Brands3	7%	7%	7%	10%
Jack Daniel’s RTD/RTP4	5%	5%	1%	5%
el Jimador Family	(1%)	(1%)	1%	6%
el Jimador	(2%)	(2%)	2%	5%
New Mix RTD5	0%	0%	0%	7%
Finlandia Family	10%	8%	1%	9%
Finlandia	7%	7%	(1%)	8%
Finlandia RTD	69%	69%	69%	88%
Southern Comfort Family	(4%)	(2%)	(7%)	(5%)
Southern Comfort6	(2%)	(2%)	(6%)	(4%)
Southern Comfort RTD/RTP	(14%)	(14%)	(17%)	(16%)
Canadian Mist	(2%)	(2%)	4%	4%
Korbel Champagne	4%	4%	13%	13%
Super-Premium Other7	9%	9%	15%	17%
Rest of Brand Portfolio (excl. Discontinued Brands)	17%	17%	13%	19%
Total Portfolio8	5%	5%	6%	9%

Note: Totals may differ due to rounding

1Depletions are shipments direct to retail or from distributors to wholesale and retail customers, and are commonly regarded in the industry as an approximate measure of consumer demand.
2 Net sales is a shipment based metric; shipments and depletions can be different due to timing
3 Jack Daniel’s brand family excluding RTD/RTP line extensions
4 Refers to all RTD and ready-to-pour (RTP) line extensions of Jack Daniel’s
5 RTD brand produced with el Jimador tequila
6 Includes Southern Comfort, Southern Comfort Reserve, and Southern Comfort flavors
7 Includes Herradura, Woodford Reserve, Tuaca and Chambord liqueur and flavored vodka
8 Total Portfolio includes all existing active brands